Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS

EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT

THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES

THAT INFORMATION HAS BEEN EXCLUDED.

THIS DISTRIBUTION AGREEMENT (“Agreement”) is dated 22 September 2026.

Parties

(1)	NEXALIN TECHNOLOGY, INC., incorporated and registered in United States of America whose registered office is at 1776 Yorktown St. Suite 550, Houston, TX 77056 (“Supplier”).

(2)	RAPHAEL LUZ PEREIRA ROMANO, [***]; FLÁVIO HENRIQUE ALMEIDA, [***]; and DIDIER DEMESMIN, [***] (collectively, the “Original Distributors”),

Background

WHEREAS the Supplier is and shall remain the sole and exclusive owner of all intellectual property, technology, know-how, patents, trademarks and commercial rights related to the medical device technology known as “Nexalin Sync”, a non-invasive, drug-free neurostimulation device designed to treat insomnia and mental health conditions such as anxiety, depression and insomnia (“ADI”), together with its relevant accessories and Disposables (collectively, the “Products”);

WHEREAS the Supplier acknowledges that “Nexalin Sync” refers to: (a) the 15mA new device; (b) all current product generations; (c) all future improvements; and (d) all legacy models;

WHEREAS on February 18, 2026, the Parties entered into a Letter of Intent for Exclusive Licensing, Distribution, Regulatory Reorganization and Local Manufacturing of Medical Technology (the “LOI”), recording their intention to cooperate in the commercialization of the Products in the Territory, subject to the negotiation and execution of a definitive agreement;

WHEREAS the Supplier wishes to specify the terms and conditions for the appointment of the Distributor as its exclusive distributor for the importation, distribution, commercialization, promotion and sale of the Products within the Territory, and the Distributor wishes to act in such capacity, on the terms and conditions set forth in this Agreement;

WHEREAS the Parties acknowledge that, as of the Commencement Date, the existing Brazilian Regulatory Holder (“BRH”) – VR Medical Importadora e Distribuidora de Produtos Médicos Ltda. – that currently holds the applicable regulatory approvals will remain in place until the end of the Transition Period as defined below, unless otherwise agreed, and without prejudice to contractual rights granted to the Distributor, subject to the terms and conditions herein;

WHEREAS the Parties acknowledge that no devices are currently placed, distributed, or active in the Brazilian market or other countries that are part of the Territory, except for units used in ongoing university or clinical studies;

WHEREAS the Parties now wish to formalize in this Agreement the definitive terms and conditions governing their commercial relationship, which shall supersede and replace the LOI in its entirety with respect to its subject matter, without incorporation of the LOI, save to the extent expressly reflected herein;

WHEREAS the Original Distributors are incorporating a Brazilian legal entity before the Board of Trade of the State of São Paulo (JUCESP), under the provisional corporate name INOVANEXA MEDICAL TECHNOLOGIES S.A. or such other corporate name as may be approved by JUCESP (the “Company in Formation”);

WHEREAS it is the express intent and agreement of all Parties hereto that this Agreement is executed by the Original Distributors in their capacity as founders and on behalf of the Company in Formation, and that all rights, benefits, duties and obligations arising hereunder shall be assigned and transferred to, and fully assumed by, the newly formed company upon the issuance of its Corporate Taxpayer Registry (CNPJ) number and the execution of a written instrument of assignment and assumption in accordance with clause 23, whereupon such registered company shall assume the contractual position of, and be referred to as, the “Distributor”;

WHEREAS, until the assignment contemplated by clause 23 becomes effective, the Original Distributors shall be jointly and severally liable for all rights, duties, liabilities and obligations attributed to the Distributor under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation set out in this clause apply in this Agreement:

ANVISA: Brazil’s National Sanitary Vigilance Agency.

BRH: Brazilian Regulatory Holder, as specified in the preamble above.

Commencement Date: the date of execution of this Agreement.

Control: the ability to direct the affairs of another person, whether by virtue of the ownership of shares, contract or otherwise.

Disposables: patient cables electrodes that are not subject to intellectual property, but are essential for the appropriate functioning of the Nexalin Sync device and must meet quality and impedance standards dictated in Nexalin specifications.

Encrypted Boards: PCB-A boards that are required for the Nexalin Sync devices to function and may be supplied separately by Nexalin to the Distributor in accordance with the terms of this Agreement.

Parties: the Supplier and the Distributor.

Exclusivity Rights: exclusivity rights granted to the Distributor to import, distribute, commercialize, market, and sell the Technology within the Territory, valid for initial term of ten (10) years and automatically renewed provided Performance Requirements are met and subject to the terms and conditions of this Agreement.

Performance Requirements: the commercial performance thresholds applicable to the maintenance of exclusivity, as set forth in Schedule 4.

Pilot Program: the initial period commencing on the Commencement Date, during which five (5) Nexalin Sync devices will be deployed in Brazil for clinical trials, as a preliminary phase (clinical ramp-up) intended to support the subsequent scaling of sales throughout Brazil and the Territory.

Products: the products of the type and specification manufactured and packed under the Trade Marks and listed in Schedule 1.

Term: the term of this Agreement, as determined in accordance with clause 15 (Duration and termination).

Territory: the countries specified in Schedule 2.

Transition Period: the 30-month period as from the Commencement Date during which the current BRH will continue to hold the regulatory (ANVISA) approvals required to import and sell the products in Brazil, or a shorter period if the applicable Performance Requirements are met or if Parties agree to accelerate this timeline in accordance with terms and conditions of this Agreement.

Trade Marks: the trademark registrations and applications identified in Schedule 3.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and words in the plural shall include the singular.

1.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time, whether before or after the date of this Agreement, and in the case of a reference to a statute is also to all subordinate legislation made under that statute whether before or after the date of this Agreement.

1.8	References to clauses and Schedules are to the clauses and Schedules of this Agreement.

2.	Appointment

2.1	The Parties hereby agree that the Distributor shall be appointed by Supplier as its exclusive distributor (“Supplier Exclusive Distributor”) to distribute the Products in the Territory, subject to clauses 2.2, 2.3, 11 and Schedule 4 Performance Requirements below.

2.2	During the Transition Period, the Parties shall cooperate with the current BRH and, as applicable, with one or more third parties (to be appointed by the Distributor) that hold the necessary approvals and authorizations to import and commercialize medical devices, to the extent required to enable the lawful importation and sale of the goods within the Territory in compliance with all applicable laws and regulations.

2.3	By the end of the Transition Period, subject to clause 11 and Schedule 4 below and unless otherwise agreed by the Parties, the Distributor shall have obtained all required regulatory approvals, from ANVISA and any other applicable governmental bodies, or shall have secured the transfer thereof pursuant to clause 11.3 below, in order to be able to directly import and resell the Products in the Territory. The Distributor shall act diligently to obtain the required regulatory within timeframes compatible with the terms and conditions of this Agreement, it being understood that the Supplier – provided that the Supplier complies with its cooperation obligations herein – is not responsible and shall have no liability if the Distributor fails to obtain the required regulatory approvals for any reason.

2.4	The Distributor is independent from the Supplier and will maintain full control of Distributor’s own business decisions, including but not limited to decisions concerning business and marketing strategies (subject to compliance with applicable laws and regulations and the obligations herein), or the price of resale of the Products in the territory, whether to customers in the private sector or in the public sectors as specified in clause 2.5 below.

2.5	Sales to the governmental entities / public sector. The rights granted to the Distributor herein include the authority to pursue, negotiate, structure, and execute any government and public-sector opportunities within Brazil and the agreed territories, including without limitation any federal, state-level and municipal tenders and procurement procedures, as well as public hospitals, universities and other governmental entities. Subject to compliance with all applicable laws and regulations, and with all requirements of the applicable tenders/procurement procedures, the Distributor shall be entitled to control all government and state deals, and may enter into various contractual structures depending on the applicable government procurement framework. For the avoidance of doubt, the Supplier shall not interfere with the Distributor’s ability to pursue any public-sector opportunities and to define the applicable business models and pricing at Distributor’s own discretion.

2.6	During the Term of this Agreement, the Distributor shall not promote or sell any products that are similar to, substitutable for, or perform similar functions as the Products.

2.7	The Distributor shall not:

(a)	represent itself as an agent or commercial representative of the Supplier for any purpose, it being understood, for the avoidance of doubt, that (i) Supplier shall not be liable to pay the Distributor any commissions in respect of sales in Brazil, whether during or after the Transition Period, and (ii) the Distributor may represent itself as the exclusive distributor of the Products in the Territory to the extent that exclusivity is granted under this Agreement;

(b)	pledge the Supplier’s credit;

(c)	give any condition or warranty on the Supplier’s behalf;

(d)	make any representation on the Supplier’s behalf; or

(e)	commit the Supplier to any contracts with third-parties, unless the Supplier expressly authorizes so in writing.

2.8	The Distributor shall not, without the Supplier’s prior written consent, make any promises or guarantees about the Products, or grant any warranties regarding the Products, beyond those specified in Schedule 5 or contrary to any guidelines provided by the Supplier at any time, such as guidelines concerning the technical specifications, performance or quality of the Products.

2.9	The Distributor may, within the Territory and subject to the Supplier’s prior written approval on a case-by-case basis, engage with hospitals, universities and other healthcare or research institutions for the purpose of conducting clinical evaluations, studies, demonstrations, educational programs or other non-commercial research activities relating to the Products. The Distributor shall ensure that any such activities are conducted in compliance with all applicable laws, regulations and ethical requirements, and in accordance with the Supplier’s instructions and policies.

3.	Distributor’s undertakings

Without prejudice to any other obligations, the Distributor agrees that at all times during the Term it shall:

(a)	use its best endeavours to promote the distribution and sale of the Products in the Territory;

(b)	employ a sufficient number of suitably qualified personnel to ensure the proper fulfilment of the Distributor’s obligations under this Agreement;

(c)	provide the Supplier with quarterly reports regarding commercialization progress and market development, including the number of devices sold or leased in the Territory, number of outstanding orders from customer and orders placed by the Distributor with the Supplier that are still outstanding, and any other information relating to the performance of the Distributor’s obligations under this Agreement that the Supplier may reasonably require;

(d)	maintain on its own account an inventory of the Products at levels which are appropriate and adequate for the Distributor to meet all customer delivery requirements for the Products throughout the Territory;

(e)	keep reasonably complete and accurate records relating to sales of the Products to the extent necessary to calculate any royalty payments due to the Supplier under this Agreement or the agreement referred to in clause 12 below;

(f)	upon reasonable prior notice, make available to the Supplier or its appointed representatives, during normal business hours, such supporting information and documentation as may be reasonably necessary to confirm the accuracy of any royalty payments due under this Agreement;

(g)	keep all stocks of the Products which it holds in conditions appropriate for their storage, and provide appropriate security for the Products, all at its own cost and in accordance with applicable laws and regulations;

(h)	insure with a reputable insurance company, at its own cost, all stocks of the Products held by it against all risks which would normally be insured against by a prudent businessman for at least their full replacement value and produce to the Supplier on demand full particulars of that insurance and the receipt for the then current premium;

(i)	inform the Supplier immediately of any change of Control of the Distributor and of any change in its organisation or method of doing business which might affect the performance of the Distributor’s duties in this Agreement; and.

(j)	comply with all applicable laws and regulations governing its activities, including but not limited to those relating to consumer protection, advertising, and health protection.

4.	Supply of products

4.1	The Supplier undertakes to use its best endeavours to meet all orders for the Products forwarded to it by the Distributor in accordance with the Supplier’s terms of delivery set forth in Schedule 5. The Distributor shall buy the Products for its own account for resale or lease in the Territory, in accordance with the terms and conditions of this Agreement.

4.2	After the Transition Period, to the extent that the Distributor continues to purchase the Products from the Supplier, the Parties shall discuss in good faith the establishment of a regular forecasting process to facilitate production planning and inventory management.

4.3	If the production of any Products listed in Schedule 1 is discontinued for any reason, the Supplier shall promptly inform the Distributor and the Parties shall discuss in good faith the appropriate amendments to such Schedule and the implications regarding the Performance Requirements, if any.

4.4	If for any reason the Supplier makes changes to the specifications of the Products, in which case the changes shall not adversely affect the quality of the Products, the Supplier shall give notice to the Distributor as soon as reasonably practicable and the Parties shall discuss in good faith the implications regarding the Performance Requirements and the regulatory approvals, if any.

4.5	The Supplier shall ensure that all Nexalin Sync devices supplied for use and commercialization in Brazil and the Territory shall be configured and fully compliant with the applicable electrical standards as well as Brazilian and the Territory technical, safety, and regulatory requirements.

4.6	Warranty. The Supplier shall provide full warranty coverage for all devices supplied directly from the United States, in accordance with Schedule 5. The Distributor shall be solely responsible for warranty coverage for all devices to be manufactured and assembled locally in Brazil in accordance with clause 12.

4.7	The Distributor shall provide the Supplier with a rolling six (6)-month forecast of its anticipated requirements, updated monthly. Such forecast shall be provided solely for production-planning purposes and shall be non-binding on either Party. Supplier shall have no obligation to accept purchase orders based on such forecast, and only purchase orders expressly accepted by Supplier shall be binding.

5.	Supplier’s undertakings

The Supplier agrees that at all times during the Term:

(a)	as from the Commencement Date, the Supplier shall not ship any Products to Brazil without the involvement of the Distributor. It is understood, however, that until the Distributor has obtained all required regulatory approvals, the Products shall be sold and shipped through third parties in accordance with Clause 2.2, as necessary to enable the lawful importation and sale of the Products within the Territory in compliance with all applicable laws and regulations.

(b)	as from the end of the Transition Period and subject to clause 11 below, and provided that the Distributor meets its Performance Requirements and comply with all other obligations under this Agreement, the Supplier: (i) shall supply the Products exclusively to and through the Distributor for resale or lease in the Territory; and (ii) shall not grant to any third parties in the Territory any rights that conflict or overlap with the rights granted to the Distributor.

(c)	In case the Distributor does not meet its Performance Requirements as per Schedule 4 and the Exclusivity Rights are revoked, the Distributor may, at its sole discretion, continue servicing customers with whom it has entered into signed contracts for the supply of Products before such revocation, through the BRH or any newly appointed distributor of the Supplier, and the Supplier shall not unreasonably withhold the supply required for that purpose.

(d)	The Supplier acknowledges that failure to deliver any Product or Encrypted Board by the applicable Contractual Delivery Date may adversely affect the Distributor’s commitments to its customers. For the purposes of this Agreement, “Contractual Delivery Date” means the delivery date expressly accepted in writing by the Supplier in its acceptance of the applicable Purchase Order, taking into account, among other factors, the quantities ordered, manufacturing capacity, material availability, and reasonable production lead times. If the delivery of any Product or Encrypted Board is delayed by more than thirty (30) days after the Contractual Delivery Date and without prejudice to claiming indemnification for losses and damages, the Distributor shall be entitled to claim from the Supplier liquidated damages equal to [***] of the price stated in the accepted Purchase Order for the delayed Product or Encrypted Board for each day of delay after such thirty (30)-day period, until the date on which the delayed Product or Encrypted Board is made available for delivery, provided that in no event shall such liquidated damages exceed [***] of such price. Notwithstanding the foregoing, (i) the Supplier shall not be liable to the extent the delay results from circumstances beyond its reasonable control, including, without limitation, logistics or transportation disruptions, shortages or unavailability of materials or components, Force Majeure Events, or acts or omissions of the Distributor, or any other cause not attributable to the Supplier, and (ii) in any event the Supplier’s aggregate liability arising out of or in connection with any such delay, including liquidated damages and any indemnification for losses and damages, shall not exceed the total price stated in the applicable accepted Purchase Order for the Products or Encrypted Boards actually delayed. The Parties acknowledge and agree that liquidated damages are not a penalty, but rather a fair and reasonable estimate of the Distributor’s anticipated damages resulting from such delay. Repeated failure by the Supplier to meet accepted delivery schedules, which remains uncured after written notice from the Distributor, shall constitute a breach of this Agreement.

(e)	the Supplier shall provide technical, operational, and clinical training related to the Products to the Distributor’s Chief Medical Officer and designated team as reasonably necessary, including training on: (i) device use and operation; (ii) maintenance and troubleshooting; and (iii) applicable clinical protocols. The schedule of in-person training activities to be conducted in São Paulo, Brazil, shall be mutually agreed by the Parties, and all related travel and accommodation costs shall be borne by the Supplier. The Supplier shall develop, provide, and support the preparation of comprehensive clinical treatment protocols for the Technology, including, without limitation, the recommended treatment parameters, dosage levels, frequency of application, and treatment duration for each approved clinical condition and for each applicable treatment. Such protocols shall be compiled into a written clinical treatment manual, to be formally reviewed and approved in writing by the Supplier’s Chief Medical Officer, and delivered to the Distributor’s Chief Medical Officer and designated medical professionals. In addition, the Supplier shall provide and assist in the development of a recommended training protocol for clinic owners and operators within the Territory. The Supplier shall remain reasonably available, whether remotely or in-person, to provide ongoing operational and technical support upon the Distributor’s reasonable written request throughout the Term.

(f)	the Supplier shall provide guidelines on what can and cannot be said about the Products, scientific and medical claims, and other aspects relevant for the promotion and marketing of the Products, which shall be strictly observed by the Distributor in any of its promotional information, marketing materials and other communications with prospects and customers;

(g)	with respect to the Products provided by the Supplier and shipped from the United States, the Supplier shall provide full replacement of Products and Disposables reasonably requested by the Distributor if needed during the warranty period and in accordance with the Warranty policy as per Schedule 5. The Supplier may, upon Distributor´s previous approval (which shall not be unreasonably withheld), appoint a service provider in Brazil to inspect, maintain and repair the Products where reasonably possible, in lieu of replacement where appropriate under the Warranty policy;

(h)	the Supplier shall cooperate with the Distributor and remain reasonably available to provide operational, commercial, and strategic support; and

(i)	other than units made available for purposes of clinical trials, the Supplier shall not make any direct sales or place any inventory of the Products in Brazil or other parts of the Territory, unless otherwise agreed in writing with the Distributor.

6.	PURCHASE ORDERS

6.1	Distributor shall place a relevant Purchase Order for Products ordered under this Agreement, as well as for Encrypted Boards supplied in a fully assembled condition for local integration within the Territory.

6.2	Each Purchase Order shall specify the applicable product description, model number, quantity, proposed delivery schedule and any other information reasonably required by the Supplier to process the order.

6.3	Except for the Distributor’s obligation to place, immediately after signature of this Agreement by both Parties, the initial Purchase Order for five (5) Products at USD $[***] per Product, no additional minimum purchase quantity shall apply. For the avoidance of doubt, nothing in this clause 6.3 shall limit or otherwise prejudice the application of Schedule 4 (Performance Requirements). No Product and no Encrypted Board supplied in a fully assembled condition for local integration shall be manufactured, reserved, shipped or delivered unless the corresponding Purchase Order has been issued by Distributor and accepted by the Supplier.

6.4	Each accepted Purchase Order shall constitute a binding commitment with respect to the applicable Product or Encrypted Board identified therein and shall be subject to the terms and conditions of this Agreement.

6.5	Following the initial Purchase Order referred to in clause 6.3, the Distributor shall have no obligation to place any additional Purchase Orders and no payment obligation shall arise in respect of any Products or Encrypted Boards unless the applicable Purchase Order has been issued by the Distributor and accepted by the Supplier. The foregoing shall not affect the continuing application of Schedule 4 (Performance Requirements) or any consequences expressly provided in this Agreement for failure to satisfy such Performance Requirements.

6.6	The initial payment under the first Purchase Order shall be personally made by Didier Demesmin, on behalf of the Original Distributors.

7.	Prices and payment

7.1	The prices to be paid by the Distributor to the Supplier for the Nexalin Sync device shall be as follows for the first one hundred (100) devices purchased:

(a)	First ten (10) devices: USD $[***] per device

(b)	Following twenty (20) devices: USD $[***] per device

(c)	Following twenty (20) devices: USD $[***] per device;

(d)	Following fifty (50) devices: USD $[***] per device.

7.2	Notwithstanding the foregoing, the Parties acknowledge that the remaining 70 (seventy) devices of the initial 100-Product commercialization program may be manufactured in Brazil in accordance with Clause 12. The Supplier shall provide the Encrypted Boards required for such Products, fully assembled and ready for integration. The agreed commercial objective is that the Supplier shall receive the economic value otherwise attributable to such Products, less the local manufacturing costs incurred in Brazil, which shall be fully transparent. For example, if the production cost is $[***] and the contractual payment is $[***], the payment to Nexalin Sync would be $[***]. The Parties acknowledge that the detailed manufacturing, royalty and economic arrangements applicable to locally manufactured Products are further addressed in Clause 12. The Parties acknowledge that the Encrypted Boards supplied by the Supplier for purposes of local manufacturing shall be assigned a value for importation, customs and related regulatory purposes. Consistent with the principles set forth in Clause 12(e), the Parties may allocate the agreed economic value through the sale of Encrypted Boards, royalties or other license fees, component supply arrangements or other lawful commercial mechanisms as may be necessary to address manufacturing, importation, customs and tax requirements, provided that the overall economic objective set forth in this Clause 7.2 is preserved.

7.3	Notwithstanding the pricing schedule set forth in Clause 7.1, if the Distributor identifies and executes a transaction with any governmental authority, public institution, private entity, healthcare provider, or other strategic customer for the acquisition of the Products on terms, quantities, pricing structures or business models different from those contemplated under the standard distribution program (each, a “Strategic Transaction”), the parties may agree on an alternative commercial structure for such Strategic Transaction, which will be taken into account to measure Distributor’s progress as specified in Clause 7.4.

7.4	For purposes of determining the Distributor’s progress towards the commercial milestones and Performance Requirements set forth in this Agreement, including Schedule 4, any Strategic Transaction shall be evaluated in good faith by the Parties based on the expected and received revenues by the Supplier. The Parties acknowledge that the purpose of this Clause is that Strategic Transactions shall contribute towards and not negatively affect the achievement of the applicable commercial milestones without requiring the application of the pricing structure set forth in Clause 7.1.

7.5	Private Sector Strategic Transactions During the Initial 100 Product Commercialization Program.

(a)	During the period ending upon the completion of the initial one hundred (100) Product commercialization program contemplated by Clauses 7.1 and 7.2, the Parties acknowledge that Strategic Transactions may also arise in the private sector.

(b)	Where the Parties agree to a private-sector transaction involving Products manufactured or assembled in Brazil, the gross profit generated by such transaction, calculated as the sale price less the documented local production costs reasonably incurred in connection with the relevant transaction, shall be shared equally between the Parties, unless otherwise agreed in writing for the relevant transaction. For example, if a private-sector sale price of $[***] per device is agreed for a Strategic Transaction and the production cost incurred in Brazil is $[***], the resulting $[***] gross profit per device will be divided equally (50/50) between the parties. If the exemplified Strategic Transaction involved 20 (Twenty) devices, Nexalin USA’s share of the profit would total $[***].

(c)	The portion of such gross profit allocated to the Supplier under Clause 7.5(b) shall be treated as revenue attributable to the Supplier for purposes of measuring compliance with the Performance Requirements set forth in Schedule 4.

(d)	Each private-sector transaction failing within this Clause 7.5 shall be presented to the Supplier for approval.

7.6	The Parties shall reconcile the revenues attributable to the Supplier arising from Strategic Transactions and private-sector transactions under Clauses 7.3 to 7.5 on an annual basis. Within thirty (30) days following the end of each calendar year, the Distributor shall provide the Supplier with a written statement setting out: (i) the transactions completed during the relevant period; (ii) the revenues generated from each such transaction; (iii) the applicable production costs; (iv) the calculations used to determine the amounts attributable to the Supplier; and (v) the resulting amounts to be taken into account for purposes of Schedule 4. Any amount determined as payable to the Supplier pursuant to such annual reconciliation shall be invoiced by the Supplier and paid by the Distributor within thirty (30) days following receipt of the relevant invoice.

7.7	Any Strategic Transaction and the corresponding pricing structure shall be documented in writing and approved by the Supplier, such approval not to be unreasonably withheld, conditioned, or delayed. The Distributor shall maintain reasonably complete and accurate records relating to all Strategic Transactions and private-sector transactions contemplated by Clauses 7.3 to 7.5 and shall, upon reasonable prior notice, provide such supporting information and documentation as the Supplier may reasonably request in order to verify the calculations, revenues and production costs reported pursuant to Clause 7.6.

7.8	For the avoidance of doubt, Clauses 7.3 to 7.6 are intended solely to govern the commercial arrangements applicable during the initial one hundred (100) Product commercialization program contemplated by Clauses 7.1 and 7.2. Upon completion of such program, the commercial arrangements applicable to Products manufactured or assembled in Brazil shall be governed by Clause 12 and the applicable Licensing and Manufacturing Agreement.

7.9	The Supplier shall provide the training described in clause 5(c) in respect of the devices purchased by the Distributor pursuant to clause 7.1, at no additional cost to the Distributor.

7.10	The price applicable to purchases of Nexalin Sync devices beyond the first one hundred (100) abovementioned shall remain the same specified in item (d) of Clause 7.1., unless the Parties agree otherwise. In view of the long-term nature of this Agreement, the Parties shall discuss in good faith an adjustment to such price if necessary to reflect inflation or a raise in production costs.

7.11	Unless otherwise specified in this Agreement, the prices for Disposables or other products (other than the Products) eventually shipped from the Supplier to the Distributor shall be the Supplier’s list prices in force from time to time.

7.12	Any and all expenses, costs and charges incurred by the Distributor in the performance of its obligations under this Agreement shall be at Distributor’s own costs, unless otherwise agreed in writing.

7.13	Unless otherwise agreed in writing, the Distributor shall pay the full amount invoiced by the Supplier within 30 (thirty) days of the date of the relevant invoice in United States Dollars. The Supplier may require payment confirmation prior to shipment. In the event that a purchase is financed through a letter of credit, trade finance arrangement, import financing, or other lawful third-party financing mechanism reasonably acceptable to the Supplier, taking into account the Parties’ mutual commercial objectives and the commercial circumstances of the relevant transaction, the Parties shall cooperate in good faith to facilitate the implementation of such arrangement. The timing and conditions of payment shall be governed by the terms of such arrangement as agreed by the Parties in writing with respect to the applicable Purchase Order.

7.14	The Distributor may not withhold payment of any amount due to the Supplier because of any set-off, counter-claim, abatement, or other similar deduction.

7.15	Unless otherwise agreed in writing, the Distributor shall be responsible for the collection, remittance and payment of any or all taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in respect of the purchase, importation, sale, lease or other distribution of the Products.

7.16	For the avoidance of doubt, any payment made under this Agreement shall be made free and clear of, and without deduction or withholding for, any taxes, duties, levies, imposts, charges or withholdings of any nature. If the Distributor is required by applicable law to make any deduction or withholding, the Distributor shall pay such additional amounts as may be necessary to ensure that the Supplier receives the full amount that it would have received had no such deduction or withholding been required. The Distributor shall promptly provide the Supplier with official receipts or other evidence of payment of the relevant withholding taxes. The Parties shall cooperate in good faith to obtain the benefit of any applicable tax treaty, exemption, reduction or relief available under applicable law.

7.17	Interest shall be chargeable on any amounts overdue at the rate of 1% per month, calculated pro rata die, in addition to monetary adjustment based on IPCA/IBGE index, without cumulative application of the SELIC. The interest period shall run from the due date for payment until receipt by the Supplier of the full amount whether before or after judgment and without prejudice to any other right or remedy of the Supplier.

8.	Advertising and promotion

8.1	The Distributor shall:

(a)	be responsible for advertising and promoting the Products in the Territory;

(b)	in all advertising and promotional activities in the Territory, comply with the guidelines provided by the Supplier in accordance with clause 5(d) above and with all applicable laws and regulations, including for the avoidance of doubt any ethical standards applicable to advertisements in the Territory, such as the CONAR Ethical Code applicable in Brazil; and

(c)	submit information to Supplier on the Distributor’s advertising and promotion strategies regarding the Products whenever reasonably requested.

8.2	The Supplier shall provide the Distributor with electronic copies, by e-mail, of existing and future marketing, branding, and promotional materials related to the Products.

8.3	The Supplier’s Chief Executive Officer (CEO), or senior staff appointed by the CEO for such purpose, shall be available to travel to Brazil, when reasonably required, to participate in meetings and presentations with government authorities, public institutions, and major private-sector entities in support of the Products.

8.4	The Supplier may, where mutually agreed, participate with the Distributor in fairs and exhibitions in the Territory.

8.5	The Distributor hereby authorizes the Supplier to use any publicity, press releases, milestones, clinical results, or commercial achievements related to the Products for the Supplier’s corporate communications, disclosures, and promotional purposes in its website and related networks.

9.	Compliance with laws and regulations

9.1	Subject to clauses 2.2, 2.3, and 5(a) above, the Distributor shall be responsible for obtaining any necessary import licences or permits necessary for the entry of the Products into the Territory, or their delivery to the Distributor. The Distributor shall be responsible for any customs duties, clearance charges, taxes, customs brokers’ fees and other amounts payable in connection with the importation and delivery of the Products.

9.2	The Distributor warrants to the Supplier that it has informed the Supplier of all laws and regulations affecting the manufacture, sale, packaging and labelling of Products which are in force within the Territory or any part of it (“Local Regulations”) at the date of this Agreement.

9.3	The Supplier warrants to the Distributor that the Products comply with the Local Regulations of which the Distributor has informed the Supplier pursuant to clause 9.2 and which are in force at the date of this Agreement, to the extent such compliance is within the Supplier’s reasonable control.

9.4	The Distributor shall give the Supplier as much advance notice as reasonably possible of any prospective changes in the Local Regulations.

9.5	On receipt of notification from the Distributor under clause 9.4, the Supplier shall endeavour to ensure that the Products comply with any change in the Local Regulations by the date of implementation of that change or as soon as is reasonably possible thereafter.

10.	Conditions of sale

The Supplier’s conditions of sale in force set out in Schedule 5 shall apply to all sales by the Supplier to the Distributor under this Agreement.

11.	Regulatory Governance

11.1	The Parties acknowledge that, as of the Commencement Date, the applicable ANVISA regulatory approvals are held by the current BRH. The Supplier shall obtain the cooperation of the BRH with the terms of this Agreement, including, without limitation, the rights granted to Distributor during and after the Transition Period, subject to the Performance Requirements and other obligations of the Distributor herein.

11.2	The Supplier shall ensure that the regulatory approvals of the current BRH are in place to allow the Products to be imported into and sold in Brazil. If, during the Transition Period, the regulatory approvals of the BRH expire or are revoked, regardless of the reason, the Supplier shall use its best endeavours to arrange the new regulatory approvals required for importing into and selling the Products in Brazil.

11.3	During the Transition Period, upon the earlier of: (i) the Distributor generating aggregate revenues of USD 500,000 (five hundred thousand United States dollars) paid to the Supplier pursuant to item 1(a) of Schedule 4; or (ii) mutual written agreement of the Parties, the Supplier and the Distributor shall cooperate to ensure the required regulatory approvals to import and sell the Products in Brazil are transferred from the current BRH to the Distributor, or that new regulatory approvals are obtained by Distributor. Alternatively, the Parties may mutually agree to maintain the current BRH, provided that the exclusive rights of Distributor as agreed herein are observed. Provided that the Supplier cooperates with Distributor, the Supplier shall have no liability towards the Distributor by virtue of any difficulties or delays in obtaining regulatory approvals or the transfer thereof.

11.4	For purposes of the transfer contemplated in clause 11.3, the Supplier shall cooperate to procure that the current BRH will: (a) provide all regulatory documentation, dossiers, technical files, and correspondence required for any ANVISA proceedings; (b) promptly execute any power of attorney, authorization, or instrument reasonably required to enable the Distributor to act before ANVISA; and (c) not take any action that would jeopardize, limit, or adversely affect the regulatory approvals. For the avoidance of doubt, provided that the Supplier cooperates in accordance with this clause, the Supplier shall have no liability due to any acts or omissions of the current BRH.

11.5	If the Performance Requirement set out in item 1(a) of Schedule 4 is not achieved by the end of the Transition Period, the regulatory approvals shall not be transferred to (or otherwise obtained by) the Distributor. In such event, Supplier may terminate this Agreement upon sixty (60) days’ written notice. While the Agreement is not terminated, Distributor shall have no exclusivity rights, but shall be allowed to continue servicing its existing customers and maintaining its then-current profit margins vis-à-vis such customers. Provided that the new distributor to be appointed by the Supplier so agrees, the Supplier may allow the Distributor to continue working as a sub-distributor, maintain its then-current profit margins with respect to such customers, and operate (without any exclusivity rights) under a new distributor appointed by Nexalin for the Territory.

11.6	The Supplier shall keep the Distributor informed of any new medical developments, clinical data, regulatory approvals, studies, or other material information relating to the Products.

11.7	After the Transition Period, and provided that the Distributor has met the applicable Performance Requirements, the Distributor shall be solely responsible for obtaining all required regulatory approvals to be able to import and sell the Products in all countries in the Territory, unless the Parties agree otherwise in accordance with clause 11.3 above.

12.	Local Manufacturing and Future Commercial Framework

12.1	Upon the purchase of the first thirty (30) Nexalin Sync devices as per clause 7.1, it is hereby agreed that the Distributor shall establish a local manufacturing facility in Brazil, at its sole cost and expense. The terms and conditions applicable to such local manufacturing activities shall be specified in a separate Licensing and Manufacturing Agreement to be negotiated in good faith between the Parties, which shall include the following terms:

(a)	the local manufacturing facility in Brazil shall meet, in addition to Brazilian laws and regulations, to the maximum extent possible (and unless there is a conflict with Brazilian laws and regulations), United States Food and Drug Administration (“FDA”) requirements to support the Supplier’s quality management system;

(b)	the local manufacturing facility shall operate under the technical supervision of the Supplier solely for the purpose of protecting Supplier’s intellectual property;

(c)	the local manufacturing facility shall be made accessible for audits to confirm compatibility with ANVISA and FDA standards (as applicable in accordance with item (a) above), compliance with intellectual property, and other relevant aspects;

(d)	the Distributor shall bear one hundred percent (100%) of the costs associated with local manufacturing and assembly;

(e)	the Supplier shall receive compensation equivalent to USD $[***] for each Product manufactured in Brazil and placed into the marketplace. The Parties currently anticipate that such compensation may be structured, in whole or in part, as a royalty under the Licensing and Manufacturing Agreement; provided, however, that the Parties acknowledge that the final structure may also include the purchase and sale of Encrypted Boards, component supply arrangements, licence fees or other lawful commercial mechanisms necessary to accommodate manufacturing, importation, customs and tax requirements. The royalty shall only apply after completion of the initial one hundred (100) Product commercialization program contemplated by Clauses 7.1 to 7.7. Until such threshold is reached no royalty fee will be due whatsoever;

(f)	subject to mutual agreement on a case-by-case basis, the Parties may agree on different royalty percentages for sales to the governmental entities / public sector and / or Private entities, taking into account the scale and the purchasing power of the procuring entities;

(g)	all Encrypted Boards will be loaded and encrypted by the Supplier, at Supplier’s expenses;

(h)	the Distributor will be responsible for all costs associated with local manufacturing, which includes without limitation: (i) local assembly expenses; (ii) labor; (iii) facility overhead; (iv) regulatory compliance associated with local production; (v) logistics and integration costs;

(i)	the Parties agree to create a system in all Brazilian and USA manufactured devices to monitor electrode usage.

12.2	While the local manufacturing facility in Brazil is not operational, the Supplier shall continue to supply the Products (and Encrypted Boards as applicable) in accordance with the commercial and pricing arrangements set forth in Clause 7, unless otherwise agreed in writing.

12.3	For the avoidance of doubt, the Performance Requirements – including the minimum revenues generated to the Supplier per year – shall remain applicable throughout the term of this Agreement, regardless of when the local manufacturing facility in Brazil is established and becomes operational.

12.4	For the avoidance of doubt, the Supplier’s warranties, including those set forth in Schedule 5, shall not apply to any Disposables manufactured by or on behalf of the Distributor as from the Commencement Date, or to Nexalin Sync devices or any other Products eventually manufactured, assembled or otherwise produced by or on behalf of the Distributor as per the separate Licensing and Manufacturing Agreement. For the avoidance of doubt, the Supplier´s warranty shall continue to apply to the Encrypted Board supplied by the Supplier, subject to the terms and conditions of the applicable warranty policy.

12.5	With respect to regulatory compliance, the Licensing and Manufacturing Agreement shall reflect the following principles agreed in the LOI: (i) regulatory compliance tied to manufacturing is Distributor’s responsibility when manufactured in Brazil; (ii) any ANVISA regulatory obligations prior to the $500K threshold (item 1(a) of Schedule 4) remain with the current holder; (iii) Distributor acknowledges there will be clinical and patient-treatment compliance requirements; (iv) the Supplier agrees to define: (a) treatment protocols; (n) usage standards, and (c) ethical and compliance frameworks.

12.6	Disposable Production and Royalty. Disposables shall be manufactured locally by Distributor at its own cost and expense, given that such Disposables are not subject to intellectual property restrictions. The Supplier shall receive a royalty of [***] (USD $[***]) for each disposable unit sold in the marketplace. The Distributor agrees that all electrodes manufactured in Brazil or pertinent territories must meet quality and impedance standards as dictated in the Supplier’s specifications. The Distributor acknowledges that if the Supplier provides electrodes, the price per unit (single electrode) before shipping, taxes, tariffs are [***] (USD $[***]) each set of 3. For avoidance of doubt, the royalty of USD $[***] per Disposable shall apply only to Disposables manufactured locally by the Distributor. Where Disposables are supplied by the Supplier, the Distributor shall pay the applicable purchase price and no separate royalty shall be due in respect of such Disposables.

13.	Trade marks

13.1	The Supplier hereby grants to the Distributor the non-exclusive right in the Territory to use the Trade Marks during the Term for the promotion, advertisement, importation, distribution, and sale of the Products, and for designating its trade name (nome fantasia) as “Nexalin LATAM” or a similar name agreed between the Parties, in accordance with the terms of this Agreement. The Supplier is allowed to use the business name. The Supplier shall not grant any licence to use the Trade Marks in the Territory for the commercialisation of the Products to any third party during the Term.

13.2	The Products shall be sold under the Trade Marks.

13.3	The Distributor shall comply with any manuals or instructions of the Supplier regarding the representation and use of the Trade Marks.

13.4	The Distributor shall not alter or make any addition to the labelling or packaging of the Products displaying the Trade Marks without the prior written consent of the Supplier. The Distributor shall not alter, deface or remove any reference to the Trade Marks, any reference to the Supplier or any other name displayed to the Products, their packaging or labelling.

13.5	The Supplier makes no representation or warranty to the Distributor about the validity or enforceability of the Trade Marks, nor as to whether they infringe any intellectual property rights of third parties in the Territory.

13.6	The Distributor shall not sub-license, transfer or otherwise deal with the rights of use of the Trade Marks granted under this Agreement.

13.7	The Distributor shall not do, or omit to do, anything in its use of the Trade Marks that could adversely affect their validity. The Distributor shall not apply for, register or attempt to register, anywhere in the world, any trade mark, trade name (except as authorized under clause 13.1 above), corporate name, domain name or other designation that is identical with or confusingly similar to the Trade Marks. Upon termination or expiry of this Agreement, the Distributor shall immediately cease all use of the Trade Marks and of any trade name, business name or corporate name incorporating or referring to the Trade Marks, including, for the avoidance of doubt, the trade name authorized under clause 13.1 above.

13.8	The Distributor shall, upon request by the Supplier, promptly execute and deliver any documents and take any actions reasonably necessary for purposes of protection or enforcement of the Supplier’s rights in the Trade Marks in the Territory.

13.9	Each party shall promptly give notice in writing to the other if it becomes aware of:

(a)	any infringement or suspected infringement of the Trade Marks or any other intellectual property rights relating to the Products within the Territory; or

(b)	any claim that any Product or the manufacture, use, sale or other disposal of any Product within the Territory, whether or not under the Trade Marks, infringes the rights of any third party.

13.10	In respect of any matter that falls within clause 13.9(a):

(a)	the Supplier shall, in its absolute discretion, decide what action to take in respect of the matter (if any);

(b)	the Supplier shall conduct and have sole control over any consequent action that it deems necessary; and

(c)	the Supplier shall pay all costs in relation to that action and shall be entitled to all damages and other sums that may be paid or awarded as a result of that action; provided, however, that if the Distributor has incurred documented losses as a direct result of the infringement, the Distributor shall be entitled to be indemnified by the Supplier for such losses out of any damages recovered, to the extent so recovered.

13.11	In respect of any matter that falls within clause 13.9(b):

(a)	the Supplier and the Distributor shall agree:

(i)	what steps to take to prevent or terminate the infringement; and

(ii)	the proportions in which they shall share the cost of those steps and any damages and other sums which may be awarded to or against them; and

(b)	failing agreement between the parties, either party may take any action as it considers necessary or appropriate, at its own expense, to defend the claim and shall be entitled to and responsible for all damages and other sums that may be recovered or awarded against it as a result of that action.

13.12	Each party shall, at the request and expense of the other, provide any reasonable assistance to the other in connection with any action to be taken by the other party under this clause 11 (including but not limited to the use of its name in, or being joined as a party to, proceedings), provided that that party is given such indemnity as it may reasonably require against any losses, costs and expenses it may incur as a result of, or in connection with, providing that assistance.

14.	Product liability

14.1	Subject to the Distributor fulfilling all the conditions in this clause 14, the Supplier shall indemnify the Distributor against any liability that the Distributor incurs in respect of damage to property, death or personal injury which arises from any fault or defect in the materials or workmanship of the Products, and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability (“Relevant Claim”), except where that the liability arises as a result of the action or omission of the Distributor.

14.2	The Distributor shall, as soon as it becomes aware of a matter which may result in a Relevant Claim:

(a)	give the Supplier notice in writing of the details of the matter;

(b)	give the Supplier access to and permit copies to be taken of any materials, records or documents as the Supplier may require to take action under clause 14.2(c);

(c)	allow the Supplier the exclusive conduct of any proceedings and take whatever action the Supplier requires to defend or resist the matter, including using the professional advisers nominated by the Supplier; and

(d)	not admit liability or settle the matter without the written consent of the Supplier.

14.3	The Distributor shall maintain appropriate, up-to-date and accurate records to enable the immediate recall of any Products or batches of Products from the retail or wholesale markets. These records shall include records of deliveries to customers (including batch numbers, delivery dates, names and addresses of customers, telephone numbers, and e-mail addresses).

14.4	The Distributor shall, at the Supplier’s cost, give any assistance that the Supplier shall reasonably require to recall, as a matter of urgency, Products from the retail or wholesale market.

15.	Duration and termination

15.1	This Agreement shall come into effect on the date of its execution and, subject to clause 15.2, 15.3 and 19.3, shall continue in force for an initial term of ten (10) years from the Commencement Date. Provided that all obligations and Performance Requirements set out in this Agreement are complied with, the Agreement shall be automatically renewed for successive terms of ten (10) years, unless the Parties agree otherwise.

15.2	Without limiting any other rights or remedies to which it may be entitled, either party may give notice in writing to the other terminating this Agreement immediately if:

(a)	the other party fails to pay any undisputed amount due under this Agreement on the due date for payment and remains in default for more than thirty (30) days after the receipt of relevant notice requiring payment;

(b)	the other party commits a material breach of any term of this Agreement and (if that breach is remediable) fails to remedy that breach within thirty (30) days of that party being required in writing to do so;

(c)	the other party repeatedly breaches any of the terms of this Agreement in a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement;

(d)	an order is made or a resolution is passed for the winding up of the other party, or an order is made for the appointment of an administrator to manage the affairs, business and property of the other party, or such an administrator is appointed, or a receiver is appointed of any of the other party’s assets or undertaking, or circumstances arise which entitle a court or a creditor to appoint a receiver or manager or which entitle a court to make a winding-up order, or the other party takes or suffers any similar or analogous action in consequence of debt, or an arrangement or composition is made by the other party with its creditors or an application to a court for protection from its creditors is made by the other party;

(e)	the other party, being an individual, is the subject of a bankruptcy petition or order, or dies, or, by reason of illness or incapacity (mental or physical), is incapable of managing his own affairs, or becomes a patient under any mental-health legislation;

(f)	the other party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

(g)	there is a change of Control of the other party, without prior approval of the former; or

(h)	the other party purports to assign or otherwise transfer its rights or obligations under this Agreement in breach of clause 15.

15.3	If the Distributor fails to meet the Performance Requirements, the Supplier may revoke the Distributor’s exclusivity in the Territory upon written notice, but this Agreement shall remain in full force and effect on a non-exclusive basis. If the Distributor fails to meet the Performance Requirements for two (2) consecutive annual periods following the initial thirty (30)-month period, the Supplier shall have the right, upon sixty (60) days’ written notice, to terminate this Agreement in its entirety.

16.	Effects of termination

16.1	Termination of this Agreement for any reason shall not affect any rights or liabilities accrued at the date of termination.

16.2	On termination:

(a)	if the Parties mutually agree, the Supplier may rebuy from the Distributor any stocks of the Products at a price that the Supplier reasonably considers to be their current market value. The Supplier shall be responsible for the costs of packaging, insurance and carriage of the Products;

(b)	once the Supplier has bought back the Products under clause 16.2(a), the Distributor shall, at the Supplier’s option, promptly destroy or return all samples, technical pamphlets, catalogues, advertising materials, specifications and other materials, documents or papers that relate to the Supplier’s business that the Distributor has in its possession or under its control (other than correspondence between the parties.

16.3.	Nothing in this Agreement shall prevent either Party from recovering losses and damages arising from a breach of this Agreement by the other Party, subject to the terms and limitations expressly set forth herein.

16.4.	Neither Party shall be liable to the other for any indirect, incidental, consequential, special, exemplary or punitive damages, including any loss of opportunity, loss of anticipated profits or loss of business, arising out of or in connection with this Agreement, except in the case of fraud, wilful misconduct, breach of confidentiality, breach of exclusivity rights or intellectual property obligations, or as otherwise expressly provided in this Agreement. For the avoidance of doubt, a breach of the referred obligations by a Party may entail payment of adequate compensation, indemnity and reimbursement to the other Party, including but not limited to loss of profits, arising out of and in connection with such breach.

16.5.	The termination, expiration or non-renewal of this Agreement shall not of itself give rise to any liability on the part of the Supplier to pay any compensation, indemnity or reimbursement to the Distributor, including, without limitation, for loss of profits, loss of goodwill, loss of clientele, loss of future business, recovery of investments, or any similar claim arising out of or in connection with such termination, expiration or non-renewal. The Distributor acknowledges that the commercial arrangements contemplated by this Agreement, including the granted rights, pricing structure, Strategic Transactions framework and local manufacturing opportunities, have been negotiated between the Parties taking into account the Distributor’s expected investments and opportunity to recover such investments during the Term. For the avoidance of doubt, nothing in this Clause 16.4 shall exclude or limit either Party’s liability for breach of this Agreement or the right of the non-breaching Party to seek compensation, indemnification or any other remedies available under Clauses 16.2 and 16.3. This Clause 16.4 is intended solely to exclude any claim for compensation, indemnity or reimbursement arising solely from the termination, expiration or non-renewal of this Agreement.

16.6.	Except for expressly provided herein, the Supplier may cancel any orders for Products placed by the Distributor before termination if delivery would fall due after termination, whether or not these orders have already been accepted by the Supplier. The Supplier shall have no liability to the Distributor in respect of these cancelled orders, except for reimbursement of any amounts actually received by the Supplier from the Distributor as prepayment for the applicable cancelled order.

17.	Confidentiality

17.1.	Termination of this Agreement for any reason shall not affect any rights or liabilities accrued at the date of termination.

17.2.	Each party undertakes that it shall not at any time disclose to any person any confidential information concerning the business, affairs, technologies, know-how and trade secrets, clinical information, regulatory strategies customers, clients or suppliers of the other party, and the commercial terms agreed herein, except as provided by clause 17.2.

17.3.	Each party may disclose the other party’s confidential information:

(a)	to those of its employees, officers, representatives or advisers who need to know that information for the purpose of carrying out the party’s obligations under this Agreement. Each party shall ensure that its employees, officers, representatives or advisers to whom it discloses the other party’s confidential information comply with this clause 17; and

(b)	as may be required by law, court order or any governmental or regulatory authority.

17.4.	Neither party shall use any other party’s confidential information for any purpose other than to perform its obligations under this Agreement.

17.5.	The provisions of this clause shall apply at all times during the Term and for a period of five (5) years after termination of this Agreement, except with respect to any trade secrets where applicable, which shall remain subject to the confidentiality obligations herein until they fall into public domain.

17.6.	The confidentiality obligations set forth herein shall not apply to information that is proven: (i) to have become publicly available through no breach of this Agreement; (ii) to have been lawfully known by the receiving Party prior to disclosure; (iii) to have been lawfully received from a third party without breach of any confidentiality obligation; or (iv) to have been independently developed by the receiving Party without reference to any confidential information.

18.	Anti-bribery compliance

18.1.	The Distributor shall:

(a)	comply with all applicable laws, statutes, regulations, and codes relating to anti-bribery and anti-corruption (“Relevant Requirements”);

(b)	comply with the Supplier’s Policies (annexed to this Agreement at Schedule 6), in each case as the Supplier or the relevant industry body may update them from time to time (“Relevant Policies”).

(c)	have and shall maintain in place throughout the term of this Agreement its own policies and procedures to ensure compliance with the Relevant Requirements and the Relevant Policies, and will enforce them where appropriate;

(d)	promptly report to the Supplier any request or demand for any undue financial or other advantage of any kind received by the Distributor in connection with the performance of this Agreement;

(e)	immediately notify the Supplier (in writing) if a foreign public official becomes an officer or employee of the Distributor or acquires a direct or indirect interest in the Distributor, and the Distributor warrants that it has no foreign public officials as direct or indirect owners, officers or employees at the date of this Agreement;

(f)	within six (6) months of the date of this Agreement, and annually thereafter, certify to the Supplier in writing signed by an officer of the Distributor, compliance with this clause 18 by the Distributor and all persons referred to under clause 18.2. The Distributor shall provide such supporting evidence of compliance as the Supplier may reasonably request.

18.2.	The Distributor shall ensure that all of its agents and subcontractors who perform services or provide goods in connection with this Agreement do so only on the basis of a written contract which imposes on and secures from such persons terms equivalent to those imposed on the Distributor in this clause 18 (“Relevant Terms”). The Distributor shall be responsible for the observance and performance by such persons of the Relevant Terms, and shall be directly liable to the Supplier for any breach by such persons of any of the Relevant Terms.

18.3.	Breach of this clause 18 shall be deemed a material breach under clause 15.2(b).

19.	Force majeure

19.1.	Provided that it has complied with the provisions of clause 19.2, a party shall not be in breach of this Agreement in respect of, or liable for, any failure or delay in performance of its obligations under this Agreement arising from or attributable to acts, events, omissions or accidents beyond its reasonable control (“Force Majeure Event”), including, without limitation, any of the following:

(a)	Acts of God, including fire, flood, earthquake, windstorm or other natural disaster;

(b)	war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, breaking off of diplomatic relations or similar actions;

(c)	terrorist attack, civil war, civil commotion or riots;

(d)	nuclear, chemical or biological contamination or sonic boom;

(e)	fire, explosion or accidental damage;

(f)	loss at sea;

(g)	extreme adverse weather conditions;

(h)	collapse of building structures, failure of plant machinery, machinery, computers or vehicles;

(i)	interruption or failure of supply of essential raw materials or of utility service, including but not limited to electric power, gas or water.

19.2.	A party that is subject to a Force Majeure Event shall not be in breach of this Agreement provided that:

(a)	it promptly notifies the other party in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance;

(b)	it could not have avoided the effect of the Force Majeure Event by taking precautions which, having regard to all the matters known to it before the Force Majeure Event, it ought reasonably to have taken, but did not; and

(c)	it has used all reasonable endeavours to mitigate the effect of the Force Majeure Event to carry out its obligations under this Agreement in any way that is reasonably practicable and to resume the performance of its obligations as soon as reasonably possible.

19.3.	If the Force Majeure Event continues for a continuous period of more than six (6) months, either party may terminate this Agreement by giving fourteen (14) days’ notice in writing to the other party. On the expiry of this notice period, this Agreement shall terminate. This termination shall not affect the rights of the parties in respect of any breach of this Agreement occurring before termination.

20.	Future Clinical Indications

20.1.	If the Suppliers secures regulatory approvals or breakthrough designations for additional clinical indications, including but not limited to bipolar disorder, post-traumatic stress disorder (PTSD), TBI, ADHD, the Distributor shall: (i) apply for the corresponding ANVISA approvals at its own cost; and (ii) retain exclusive commercialization rights for such additional indications within the Territory, subject to regulatory approval and provided that all obligations herein have been complied with and that all Performance Requirements have been met.

20.2.	Notwithstanding to the foregoing the Parties acknowledge and agree that the Distributor shall have the option, at its sole discretion, to submit an application for regulatory approval of the referred technologies to ANVISA prior to the submission of any corresponding application to the United States Food and Drug Administration (FDA). The Parties agree that all structure and details of ANVISA applications will meet all regulatory standards and the Supplier’s corporate polices.

20.3.	The Supplier shall reasonably cooperate and provide all technical, clinical, and regulatory documentation necessary to support any such ANVISA filing.

20.4.	The Parties agree in principle that the Alzheimer’s royalty fee per device will be $[***] USD. This royalty fee includes Alzheimer’s firmware and software digital packages. Royalties for Disposables shall be as set forth in clause 12.6.

21.	Entire agreement

21.1.	This Agreement constitutes the whole agreement between the Parties with respect to its subject matter and supersedes and replaces all previous agreements, understandings and letters of intent between the Parties relating to its subject matter, including the LOI. The LOI is not incorporated into this Agreement and shall have no binding effect, except to the extent expressly reflected in this Agreement.

21.2.	Each party acknowledges that, in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Agreement.

21.3.	Nothing in this clause shall limit or exclude any liability for fraud.

22.	Amendments

Subject to clause 4.3, no amendment or variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

23.	Assignment and other dealings prohibited

23.1.	Except as expressly provided in clause 23.2, this Agreement is personal to the Parties and neither Party shall assign, transfer, mortgage, charge, subcontract or otherwise deal with any of its rights or obligations under this Agreement without the prior written consent of the other Party.

23.2.	The Supplier hereby acknowledges and agrees that the Original Distributors are in the process of structuring and incorporating a legal entity, whose projected corporate name shall be INOVANEXA MEDICAL TECHNOLOGIES S.A., or any other name or variation that may be effectively accepted and registered by the Board of Trade of the State of São Paulo (JUCESP). Upon the effective registration of the incorporation documents before JUCESP and the issuance of the respective Corporate Taxpayer Registry (CNPJ), the Original Distributors shall assign and transfer to said legal entity, and said legal entity shall fully assume, all rights, obligations, liabilities and contractual positions arising from this Agreement. Such assignment and assumption shall be formalised by a written instrument executed by the Original Distributors and the newly incorporated company and delivered to the Supplier, whose consent to such assignment and assumption is hereby granted. Until the assignment and assumption becomes effective, the Original Distributors shall remain jointly and severally liable for all obligations and liabilities attributed to the Distributor under this Agreement. Upon its effectiveness, the new company shall assume the contractual position of Distributor for all legal intents and purposes, including the full assumption of all obligations and liabilities arising under this Agreement, and the Original Distributors shall be released from obligations and liabilities arising thereafter, without prejudice to any obligations and liabilities accrued before that date. The Original Distributors undertake to deliver to the Supplier, within ten (10) days following completion of the registration with JUCESP, a copy of the CNPJ card, the respective By-Laws and the executed written instrument of assignment and assumption, solely for the purposes of evidencing the transfer and updating records, invoicing and internal registration.

24.	Freedom to contract

The parties declare that they each have the right, power and authority and have taken all action necessary to execute, deliver, exercise their rights and perform their obligations under this Agreement.

25.	Waiver

A failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

26.	Severance

26.1.	If any provision of this Agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part provision shall, to the extent required, be deemed not to form part of this Agreement, and the validity and enforceability of the other provisions of this Agreement shall not be affected.

26.2.	If a provision of this Agreement (or part of any provision) is found to be illegal, invalid or unenforceable, the parties shall negotiate in good faith to amend that provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the parties’ original commercial intention.

27.	Notices

Any notice given to a Party under or in connection with this Agreement shall be in writing and shall be delivered by hand or by reputable commercial courier to its address set out in this Agreement, or sent by email to the email address of its representative, in each case unless a substitute address or email address has been notified in writing. Any notice shall be deemed received: if delivered by hand, at the time the notice is left at the proper address; if sent by commercial courier, on the date and at the time of signature of the courier’s delivery receipt; and if sent by email, at the time of transmission. This Clause does not apply to the service of proceedings or other documents in any legal action or arbitration.

28.	Third-party rights

No person other than a party to this Agreement shall have any rights to enforce any term of this Agreement.

29.	No partnership or agency

Except as expressly provided, nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the parties, constitute either party the agent of the other, nor authorise a party to make or enter into any commitments for or on behalf of the other party.

30.	Governing law and jurisdiction

30.1.	This Agreement and any dispute or claim arising out of or in connection with it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with Brazilian law.

30.2.	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any non-contractual disputes or claims, shall be finally resolved by arbitration administered by the International Chamber of Commerce (ICC) in accordance with the ICC Rules of Arbitration. The seat of arbitration shall be São Paulo, Brazil. The language of the arbitration shall be English, and the arbitrator panel shall be composed of three (3) arbitrators. The arbitral award shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction, including Brazil and the United States of America.

This Agreement has been entered into on the date stated at the beginning of it.

Signed by Mark White	/s/ Mark White

for and on behalf of NEXALIN TECHNOLOGY, INC.,	President and CEO

Signed by Raphael Luz Pereira Romano,	/s/ Raphael Luz Pereira Romano

Flávio Henrique Almeida, and	/s/ Flávio Henrique Almeida

Didier Demesmin	/s/ Didier Demesmin

as the Original Distributors.

Schedule 1 The Products

Schedule 2 Territory

Schedule 3 The Trade Marks

Schedule 4 Performance Requirements

Schedule 5 Supplier’s conditions of sale